UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 31, 2016

Bellicum Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36783	20-1450200
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2130 W. Holcombe Blvd., Ste. 800 Houston, TX	77030
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (832) 384-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 31, 2016, Bellicum Pharmaceuticals, Inc. (the “Company”) and Ospedale Pediatrico Bambino Gesú (“OPBG”), entered into a collaboration agreement (the “Agreement”) pursuant to which the Company and OPBG agreed to collaborate on research projects and early stage clinical trials for the design and development of various T cell immunotherapies (the “Research”).

As consideration for OPBG’s performance of the Research and grant of certain licenses to the Company, the Company agreed to fund an aggregate of up to $4.4 million in project costs payable to OPBG or certain third party service providers, as applicable, over the term of the Research, estimated to be four years. With respect to any inventions arising from the Research, OPBG agreed to grant the Company an exclusive license to any such inventions, the terms of which will be set forth in a separate agreement. In addition, OPBG granted the Company paid-up, worldwide co-exclusive licenses for non-commercial development of OPBG’s CD19 and CAR.GD2 CAR-T technologies, as well as paid-up, worldwide exclusive licenses to commercialize its CD19 and CAR.GD2 CAR-T technologies, each to be governed by a separate agreement.

The initial term of the Agreement expires on June 30, 2017, unless the parties agree to an extension. Either party may terminate the Agreement upon written notice delivered 30 days in advance if the Research fails and such failure cannot be remedied within 60 days of such notice. The Company may terminate the Agreement at any time upon providing OPBG with written notice 60 days in advance.

The description of the Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the complete text of the Agreement, including the exhibits thereto, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

On November 1, 2016, the Company issued a press release announcing the Agreement. A copy of this press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated November 1, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bellicum Pharmaceuticals, Inc.

Dated: November 1, 2016	By: /s/ Ken Moseley
Ken Moseley
Senior Vice President and General Counsel

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated November 1, 2016.